Exhibit 10.1

SEPARATION AGREEMENT
________________________________________
AND RELEASE OF ALL CLAIMS

NOTICE: READ BEFORE YOU SIGN!
This agreement contains a RELEASE. We advise that you consult an ATTORNEY.

THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into by and between James R. Lyski (“Employee”) and The Scotts Company LLC (“Company”);

WHEREAS, Employee’s last day of employment with Company shall be January 17, 2014 (the “Termination Date”);

WHEREAS, Employee is covered as a Tier 1 Participant under the Company’s Executive Severance Plan, the benefits of which are non-negotiable and only available upon the Effective Date of this Agreement;

NOW THEREFORE, in exchange for and in consideration of the promises and covenants contained herein, along with other good and valuable consideration, the receipt of which is expressly acknowledged hereby, the parties agree as follows:

1.    Severance Benefits. The parties agree that Employee has been separated from service for a reason covered by the Company’s Executive Severance Plan (and that receipt of this Agreement shall serve as a “Notice of Termination” as described therein) and, thus, Employee is entitled to the benefits available under the Executive Severance Plan (and no other benefits) and only entitled to such benefits upon the Effective Date of this Agreement. The parties further agree that the Company will pay Employee certain additional compensation as described in this Agreement. Except as otherwise expressly described herein (in particular Paragraph 1(E)), the terms of the Executive Severance Plan and Employee’s Participation Agreement are hereby incorporated by reference and any inconsistency between the terms of the Executive Severance Plan or the Participation Agreement and this Agreement will be resolved in favor of the terms of this Agreement. The Company agrees to provide Employee with the following (collectively, the “Severance Benefits”):

(A)    Severance Pay equal to Twenty-Four (24) months (the “Severance Period”) of salary, at Employee's regular monthly base pay as of the Termination

/s/ JL
Initials

Date (the “Severance Pay”), payable in accordance with standard Company payroll procedures and Paragraph 2. The Severance Pay shall be subject to withholding and deductions required by federal, state, and local taxing authorities with each installment. In the event that Employee accepts re-employment with Scotts during the Severance Period, Scotts' obligation to continue making severance payments will cease as of the date re-employment begins.

(B)    In lieu of outplacement services available to Employee as a former executive, Employee shall be paid a lump sum of Twenty-Four Thousand Dollars ($24,000.00) for Employee’s use in searching for employment. This payment will be subject to all applicable taxes and withholdings. This payment will be made on the first pay date after the Effective Date of this Agreement.

(C)    Employee shall be eligible to elect COBRA continuation benefits as to medical, dental and vision insurance benefits, and participation in the Employee Assistance Program as provided by applicable law. The Company shall pay Employee, as provided in Paragraph 2, an amount equal to the COBRA premium charged by the Company to terminated employees minus the premium Employee paid as an active employee for the benefits for which Employee was enrolled on the Termination Date, all calculated at the rates in effect at the Termination Date (a “Benefit Payment”). This Benefit Payment will be made for each month starting with the month following the Termination Date for the length of the Severance Period, up to a maximum of eighteen (18) months. This payment shall be subject to any applicable withholding and deductions required by federal, state, and local taxing authorities.

(D)    Employee will be paid a Prorated Annual Bonus Award, which is the amount Employee would have received had Employee remained employed for the entire fiscal year/performance period, but pro-rated based upon the actual base salary paid to the Employee during Employee’s period of employment during the fiscal year/performance year through the Termination Date. Subject to Paragraph 2(B), the Prorated Annual Bonus Award, if any, will be paid no later than December 15 of the calendar year following the fiscal year/performance year during which Employee’s employment terminated.

(E)    Employee will be paid an additional one-time lump sum payment in the amount of Two Hundred Thousand Dollars ($200,000.00), subject to withholding and deductions required by federal, state, and local taxing authorities. This payment will be made on the first pay date after the Effective Date of this Agreement.

The Severance Benefits described herein (including all payments described in this Paragraph 1(A)-(E)) shall be the only amounts paid by or on behalf of Company, and no interest on this amount shall be paid. Employee acknowledges and agrees that any outstanding equity awards will be governed by the terms of the respective award

/s/ JL
Initials

agreements and the Company's Long Term Incentive Plan. Employee acknowledges and agrees that the benefits described above are the benefits payable to Employee pursuant to the Executive Severance Plan plus the additional benefits in Paragraph 1(E), and that he/she is not entitled to any other benefits under the Executive Severance Plan or any other plan or agreement. Employee otherwise acknowledges hereby the receipt of all wages and other compensation or benefits to which Employee is entitled as a result of Employee’s employment with Company through the Termination Date.

Employee acknowledges and agrees that the obligation of the Company to make payments under this Agreement shall cease, and all payments made shall be subject to immediate repayment if Employee breaches any material provision of this Agreement or any other Agreement containing post-employment obligations; provided, however, that if the Company believes that Employee has breached any such provision it shall give written notice to employee and allow Employee a period of 21 days to cure such breach. If the breach is cured, then the Company's payment obligations under this agreement shall continue. Such notice and opportunity to cure shall not apply if the breach is, in whole or in part, not able to be cured by subsequent acts.

2.    Commencement of Payments; Limitations. This Paragraph 2 governs the payment of the Severance Pay, the Benefit Payment, and the Prorated Annual Bonus Award payable under Paragraph 1(D).

(A)    Payment of the Severance Pay and the Benefit Payment shall commence on the first pay date under the Company's standard payroll procedures that occurs on or after the first day of the seventh month beginning after Employee's Termination Date and shall continue until all of the Severance Pay and Benefit Payment payable under Paragraphs 1(A) and 1(C), respectively, have been paid. The first payment of the Severance Pay and the Benefit Payment shall include the amount that would have been payable in accordance with the Company's standard payroll procedures during the period beginning on the Termination Date and ending with the last day of the month in which the first payment is made.

(B)    This Agreement is intended to comply with Section 409A of the Code (“409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

(C)    Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his termination of

/s/ JL
Initials

employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(D)    To the extent permitted by Section 409A, each payment described in Paragraphs 1(B) and 1(E) shall be treated as a separate and distinct payment from all other payments described herein and each such payment is intended to be exempt from the requirements of 409A.

3.    Release of Claims. Employee, on behalf of Employee and Employee’s spouse, personal representatives, administrators, minor children, heirs, assigns, wards, agents, and all other persons claiming by or through Employee, does hereby forever release and discharge Company and its respective officers, directors, shareholders, agents, employees, affiliates, subsidiaries, divisions, predecessors, successors, and assigns (the “Released Parties”) from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Employee expressly acknowledges that the claims released by this paragraph include all rights and claims relating to Employee’s employment with Company and the termination thereof, including without limitation any claims Employee may have under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification (WARN) Act, Ohio Revised Code Chapter 4112, Family and Medical Leave Act and any other federal, state, or local laws or regulations governing employment relationships. This release specifically and without limitation includes a release and waiver of any claims for employment discrimination, wrongful discharge, breach of contract, or promissory estoppel, and extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of the Released Parties occurring prior to the execution of this Agreement. The release contained herein does not apply to any claim or to rights or claims first arising after the Effective Date of this Agreement, to any action for breach of this Agreement, or any right to indemnification for acts or omissions done in good faith in the course and scope of Employee's employment, nor does it apply to any claims for unemployment compensation, workers compensation benefits, vested benefits under ERISA, or any vested benefit under the Executive Retirement Plan (subject to the terms and conditions of any

/s/ JL
Initials

awards and such plan), or any vested benefits under any ERISA qualified retirement, savings, pension or welfare benefit plan.

With the exception of Employee's covenants contained or referenced in this Agreement (including obligations referenced in Paragraph 11 regarding confidentiality, nondisclosure, noncompetition, and nonsolicitation), the Company hereby releases and waives any legal or equitable claim or cause of action it may have against Employee or Employee's heirs, executors, or representatives, relating to Employee's employment with the Company, or separation from the Company.

4.    Right to Participate in Charge. Nothing in this agreement shall be construed to mean that Employee may not file a charge with a governmental agency, or participate in any investigation of a charge conducted by any governmental agency. Employee nevertheless understands and agrees that because of the waiver and release, he freely provides by signing this Agreement, he cannot obtain any monetary relief or recovery from the Released Parties in any proceeding.

5.    Knowing and Voluntary Act. Employee acknowledges and agrees that the release set forth above is a general release. Employee, having been encouraged to and having had the opportunity to be advised by counsel, expressly waives all claims for damages which exist as of this date, but of which Employee does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known would materially affect Employee’s decision to enter into this Agreement. Employee further agrees that Employee accepts the Severance Benefits as a complete compromise of matters involving disputed issues of law and fact and assumes the risk that the facts and law may be other than Employee believes. Employee further acknowledges and agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such differences in the facts or law, and that Employee provides this release voluntarily and with full knowledge and understanding of the terms hereof.

6.    Revocation Period. Employee specifically acknowledges and understands that this Agreement is intended to release and discharge any claims of Employee under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act (OWBPA). Under the OWBPA, Employee has 21 calendar days in which to consider this Agreement. However, pursuant to paragraph 20, below, Employee may sign this Agreement at any time up to and including 60 days after the Termination Date. Employee will have 7 calendar days in which to revoke Employee’s acceptance after signing this Agreement. To revoke, Employee must deliver written notice of revocation to Company’s Human Resources Department at 14111 Scottslawn Rd; Marysville, Ohio 43041. This Agreement will not be effective or enforceable unless it is signed in accordance with Paragraph 20 and is not revoked before the revocation

/s/ JL
Initials

period has expired. The Effective Date is the day after the last day of the revocation period following Employee’s execution of this Agreement.

7.    Non-disparagement. Employee agrees that Employee will not make any statement to any third party that Employee could reasonably foresee would cause harm to the personal or professional reputation of the Released Parties. The Company will instruct its CEO, Senior Executive Staff, and Human Resource Executives not to make any statement to any third party that he/she could reasonably foresee would cause harm to the personal or professional reputation of Employee. If asked about the reason for Employee's departure, both parties agree that its/his response will be limited to one or more of the following: (a) Employee has resigned; (b) Employee and the Company have reached a mutual agreement for Employee's resignation; (c) Employee has made a decision to explore other opportunities; and/or (d) Employee's departure was not related to any disagreement relating to the Company's operations, policies, practices or financial reporting.
8.    No Admission of Liability. Neither this Agreement, nor any term contained herein, may be construed as, or may be used as, an admission on the part of either party of any fault, wrongdoing, or liability whatsoever.
9.    Survivorship. Should Employee die or become totally disabled following the Termination Date but before the payments due Employee under Paragraph 1 above have been made, any remaining payments shall be made to Employee (or Employee’s designated beneficiaries or heirs, as applicable).

10.    Return of Property. Employee agrees to return all Company property remaining in Employee’s possession or control, including without limitation any and all equipment, documents, credit cards, hardware, software, source code, data, keys or access cards, files, or records on or before the Termination Date, except that Employee will be permitted to retain his mobile phone and mobile phone number.

11.    Confidentiality. Except as otherwise required by applicable law, this Agreement is and shall remain confidential. Employee agrees not to, at any time, disclose the terms of this Agreement, in whole or in part, including the existence and amount of the Severance Benefits, to any individual or entity without the prior written consent of Company or unless required by law. Employee may, however, disclose the terms of this Agreement to Employee’s attorney, tax advisor, and immediate family, provided that any such persons agree in advance to be bound by this confidentiality provision. Employee further acknowledges and agrees that any confidentiality, nondisclosure, noncompetition, and nonsolicitation obligations to Company under any prior agreement, are not being released hereby and will specifically survive the termination of Employee’s employment and this Agreement. Employee expressly agrees to keep and maintain Company confidential information confidential, and not to use or disclose such information, directly or indirectly, without

/s/ JL
Initials

the prior written consent of Company or unless required by law. Employee agrees that the provisions of this paragraph are material terms of this Agreement.

12.    Cooperation with Litigation. Employee will cooperate fully with Company in its defense of any lawsuit filed over matters that occurred during the tenure of Employee’s employment with Company, and Employee agrees to provide full and accurate information with respect to same. Employee further agrees not to assist any party in maintaining any lawsuit against any of the Released Parties, and will not provide any information to anyone concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying Company sufficiently in advance of such subpoena or court order to reasonably allow Company an opportunity to object to same. The Company will promptly reimburse Employee for any out of pocket expenses associated with such cooperation, with advanced approval of the Company and upon receipt of appropriate documentation of same.

13.    Cooperation with Governmental Investigations. Employee will cooperate fully with Company in any investigation, audit, or inquiry conducted by or on behalf of any federal, state, or local governmental agencies regarding the Company, including, but not limited to, providing truthful information to the Company and making herself/himself available to the Company upon reasonable notice for purposes of being interviewed or otherwise providing assistance to the Company. Employee further agrees to notify the Company through the Director of Litigation, David Faure, at 14111 Scottslawn Road, Marysville, Ohio 43041 should he/she be contacted by a governmental agency regarding a governmental investigation, audit or inquiry regarding the Company. The Company will promptly reimburse Employee for any out of pocket expenses associated with such cooperation, with advanced approval of the Company and upon receipt of appropriate documentation of same.

14.    Choice of Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Ohio.

15.    Execution in Parts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement.
16.    No Waiver of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of any such term, covenant, or condition, nor shall any failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under this Agreement.

/s/ JL
Initials

17.    Modifications. No modification or amendment of this Agreement shall be effective unless the same is in a writing duly executed by all the parties hereto.
18.    Assignment. Company may assign, in whole or in part, its rights and obligations under this Agreement, and the rights of Company hereunder shall inure to the benefit of, and the obligations of Company hereunder shall be binding upon, its successors and assigns. Employee’s rights and obligations hereunder may not be assigned.
19.    Entire Agreement. Except as otherwise set forth herein, this Agreement sets forth the entire Agreement between Company and Employee and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter hereof.

20.    Method of Acceptance. To accept, Employee must sign the Agreement. Once Employee has accepted the Agreement, Employee shall deliver a signed and dated copy hereof to Tasha Potts in Company’s Human Resources Department, 14111 Scottslawn Road, Marysville, Ohio 43041. This Agreement cannot be accepted until after the Termination Date and will not be effective if signed by Employee prior to the Termination Date. Employee has 60 days following the Termination Date to accept this Agreement. Employee’s failure to deliver Agreement in a timely manner will excuse Company from timely payment.

IN WITNESS WHEREOF, EACH OF THE UNDERSIGNED, HAVING RECEIVED ALL THE ADVICE DEEMED NECESSARY, AND HAVING CAREFULLY READ AND UNDERSTOOD THIS AGREEMENT, DOES HEREBY SIGN AND ACCEPT THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

1/22/2014		/s/ JAMES R. LYSKI
Date		James R. Lyski

January 21, 2014		THE SCOTTS COMPANY LLC
Date
	By:	/s/ DENISE STUMP
	Its:	Executive Vice President, Global HR

/s/ JL
Initials